Exhibit 5.1

Faegre Baker Daniels LLP

1470 Walnut Street Suite 300

Boulder Colorado 80302-5335

Phone +1 303 447 7700

Fax +1 303 447 7800

September 19, 2012

Ascent Solar Technologies, Inc.

12300 North Grant Street

Thornton, CO 80241

Re:	Re: Ascent Solar Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a prospectus supplement dated September 19, 2012 to the prospectus dated February 3, 2012 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to an underwriting agreement dated September 19, 2012 (the “Underwriting Agreement”), between the Company and Aegis Capital Corp., as representative of the underwriters named on Schedule C attached thereto, of 10,541,705 shares (including 1,375,005 over-allotment shares) of the Company’s common stock, $0.0001 par value per share (the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-178821) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on February 14, 2012.

In such capacity, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company; and

(d) the Underwriting Agreement.

We have also examined such other documents, records and instruments as we have deemed necessary and appropriate for purposes of this opinion.

Ascent Solar Technologies, Inc.	-2-	September 19, 2012

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Underwriting Agreement, will upon such issuance and sale, be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and (b) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware General Corporation Law, including the statutory provisions, applicable provisions of the Delaware constitution and all reported judicial decisions interpreting those laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ James H. Carroll